[Published CUSIP Number: ________________]

TERM LOAN CREDIT AGREEMENT

Dated as of June 10, 2008

among

TANGER PROPERTIES LIMITED PARTNERSHIP
as Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent and as a Lender,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Book Managers

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent

  i

5.11	Taxes	33
5.12	ERISA Compliance	33
5.13	Subsidiaries; Equity Interests	34
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	34
5.15	Disclosure	34
5.16	Compliance with Laws	35
5.17	Intellectual Property; Licenses, Etc.	35
5.18	Taxpayer Identification Number	35
	ARTICLE VI AFFIRMATIVE COVENANTS	35
6.01	Financial Statements	35
6.02	Certificates; Other Information	36
6.03	Notices	37
6.04	Payment of Obligations	38
6.05	Preservation of Existence, Etc	38
6.06	Maintenance of Properties	38
6.07	Maintenance of Insurance	39
6.08	Compliance with Laws	39
6.09	Books and Records	39
6.10	Inspection Rights	39
6.11	Use of Proceeds	39
6.12	Additional Guarantors; Release of Guarantors	39
6.13	Non-Guarantor Subsidiary Cash Flows	41
6.14	REIT Status	41
6.15	Environmental Matters	41
	ARTICLE VII NEGATIVE COVENANTS	42
7.01	Liens	42
7.02	Investments	42
7.03	Indebtedness	42
7.04	Fundamental Changes	43
7.05	Dispositions	43
7.06	Anti-Terrorism Laws; FCPA	44
7.07	Change in Nature of Business	44
7.08	Transactions with Affiliates	44
7.09	Burdensome Agreements	44
7.10	Use of Proceeds	45
7.11	Financial Covenants	45
7.12	Organizational Documents; Ownership of Subsidiaries	46
7.13	Non-Guarantor Subsidiary Restrictions	46
7.14	Negative Pledges	46
7.15	Sale Leasebacks	46
7.16	Prepayments of Indebtedness, etc	46
	ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	47
8.01	Events of Default	47
8.02	Remedies Upon Event of Default	48
8.03	Application of Funds	48

  ii

	ARTICLE IX ADMINISTRATIVE AGENT	49
9.01	Appointment and Authority	49
9.02	Rights as a Lender	50
9.03	Exculpatory Provisions	50
9.04	Reliance by Administrative Agent	51
9.05	Delegation of Duties	51
9.06	Resignation of Administrative Agent	51
9.07	Non-Reliance on Administrative Agent and Other Lenders	52
9.08	No Other Duties, Etc.	52
9.09	Administrative Agent May File Proofs of Claim	52
9.10	Guaranty Matters	52
	ARTICLE X MISCELLANEOUS	53
10.01	Amendments, Etc.	53
10.02	Notices; Effectiveness; Electronic Communication	54
10.03	No Waiver; Cumulative Remedies; Enforcement	55
10.04	Expenses; Indemnity; Damage Waiver	55
10.05	Payments Set Aside	57
10.06	Successors and Assigns	57
10.07	Treatment of Certain Information; Confidentiality	60
10.08	Right of Setoff	60
10.09	Interest Rate Limitation	61
10.10	Counterparts; Integration; Effectiveness	61
10.11	Survival of Representations and Warranties	61
10.12	Severability	61
10.13	Replacement of Lenders	61
10.14	Governing Law; Jurisdiction; Etc.	62
10.15	Waiver of Jury Trial	63
10.16	No Advisory or Fiduciary Responsibility	63
10.17	USA PATRIOT Act Notice	63
10.18	Electronic Execution of Assignments and Certain Other Documents	64
10.19	Time of the Essence	64
10.20	Entire Agreement	64

  iii

SCHEDULES

2.01           Commitments and Applicable Percentages
5.05           Supplement to Interim Financial Statements
5.06           Litigation
5.09           Environmental Matters
5.10           Insurance
5.13           Subsidiaries and Other Equity Investments
5.17           Intellectual Property Matters
10.02         Administrative Agent’s Office; Certain Addresses for Notices
10.06         Processing and Recordation Fees

EXHIBITS

A           Form of Loan Notice
B           Intentionally Omitted
C           Form of Note
D           Form of Officer’s Certificate
E-1        Form of Assignment and Assumption
E-2        Administrative Questionnaire
F           Form of Guaranty
G           Opinion Matters

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (“Agreement” or “Credit Agreement”) is entered into as of June 10, 2008, among TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina limited partnership (the “Borrower”), each lender from time to time party hereto either as a result of such party’s execution of this Agreement as a “Lender” as of the date hereof or as a result of such party being made a “Lender” hereunder by virtue of an executed Assignment and Assumption (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, the Borrower has requested that the Lenders provide a term loan credit facility in an initial amount of $235,000,000 for the purposes described herein; and

WHEREAS, the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01                      Defined Terms; Accounting Treatment; Borrower’s Agent and Liabilities.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Unencumbered Asset Value” shall mean, as of any Calculation Date:

(a)	the sum of:

(i) unrestricted cash and cash equivalents held by the Borrower (excluding any tenant deposits); plus

(ii) cost value of Projects Under Development which are included in Unencumbered Assets (provided however, that the amount included under this item (a)(ii) shall (A) not comprise more than fifteen percent (15%) of the total amount of Adjusted Unencumbered Asset Value and (B) include only costs incurred as of any Calculation Date); plus

(iii)           cost value of New Developments which are included in Unencumbered Assets (provided however, that the amount included under this item (a)(iii) shall include only costs incurred as of any Calculation Date); plus

(b)           an amount equal to:

(i)           (x) an amount equal to Unencumbered EBITDA for the most recently-ended Annual Period (as adjusted by the Borrower (1) to take into account the Unencumbered EBITDA of any dispositions during such Annual Period of Unencumbered Assets owned by the Borrower and (2) to deduct Unencumbered EBITDA for any Projects Under Development and New Developments which are included in Unencumbered Assets, each of which adjustments must be approved by the Administrative Agent in its reasonable discretion), minus (y) a capital expenditure allowance of $0.15 times the gross leasable area of Unencumbered Assets (excluding Projects Under Development and New Developments which are included in Unencumbered Assets); divided by

(ii)           0.08;

provided, however, that (I) not less than ninety percent (90%) of the sum of items (a)(ii), (a)(iii) and (b) must be derived from retail properties; provided, that if, and to the extent, the amount of the sum of said items (a)(ii), (a)(iii) and (b) derived from non-retail properties exceeds ten percent (10%) of Adjusted Unencumbered Asset Value, said excess shall not be included in Adjusted Unencumbered Asset Value, and (II) the Unencumbered Assets from which items (a)(iii) and (b) are derived must have an average occupancy rate of not less than eighty-five percent (85%), determined on a weighted average basis; provided, that if, and to the extent, such average occupancy rate is less than 85%, amounts attributable to Unencumbered Assets contributing to items (a)(iii) and/or (b) must be removed from the calculation thereof to the extent necessary to cause such occupancy rate to equal or exceed 85%.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Syndication Agent.

“Aggregate Commitments” means the total Commitment of all the Lenders, as adjusted from time to time in accordance with the terms of this Agreement.  The Aggregate Commitments as of the Closing Date shall be $235,000,000.

“Agreement” means this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Allocable Share” shall mean, with respect to any items attributable to a Joint Venture Project or Joint Venture, the amount or percentage (which amount or percentage shall be subject to Administrative Agent’s satisfactory review) of such items allocated to Borrower, or for which Borrower is directly or indirectly responsible, pursuant to the terms of the applicable joint venture agreement (or similar governing agreement) copies of which shall be provided to Administrative Agent upon request.

“Annual Period” shall mean the most recently-ended twelve (12) calendar month period for which the Borrower has provided financial information pursuant to Section 6.01(a).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any day, subject to adjustment as provided in the penultimate paragraph of this definition, the rate per annum set forth below opposite the applicable Credit Rating then in effect, it being understood that the Applicable Rate for (i) Eurodollar Rate Loans shall be the rate set forth under column “Applicable Rate for Eurodollar Rate Loans” and (ii) Base Rate Loans shall be the percentage set forth under the column “Applicable Rate for Base Rate Loans.”

Pricing Level	Credit Rating	Applicable Rate for Eurodollar Rate Loans	Applicable Rate for Base Rate Loans
I	BBB+/ Baa1 or higher	1.250%	0.00%
II	BBB/ Baa2	1.375%	0.00%
III	BBB-/Baa3	1.600%	0.00%
IV	Lower than BBB-/Baa3	1.975%	0.00%

The Applicable Rate shall be adjusted effective on the next Business Day following any change in the Credit Rating and the Borrower shall notify the Administrative Agent in writing promptly after becoming aware of any change in the Credit Rating.  In addition, and without limiting the foregoing, (a) if the respective Credit Ratings issued by the S&P and Moody’s differ by one level, then the Pricing Level for the lower of such Credit Ratings shall apply (with the Credit Rating for Pricing Level I being the highest and the Credit Rating for Pricing Level IV being the lowest); (b) if there is a split in Credit Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Credit Rating shall apply; (c) if the Parent and/or the Borrower (as applicable) has only one Credit Rating, the Pricing Level that is one level lower than that of such Credit Rating shall apply; (d) to the extent any Credit Rating is provided (by S&P or Moody or both of them) for both the Parent and the Borrower, if the respective Credit Ratings for the Parent and the Borrower differ, the Pricing Level for the Credit Ratings of such Person whose Credit Ratings result in the higher Pricing Level (such Pricing Levels based on the Credit Ratings for each of the Parent and the Borrower to be independently determined in accordance with subparagraphs (a) through (c), with Pricing Level I being the lowest and Pricing Level IV being the highest) shall apply; and (e) if neither the Parent nor the Borrower has any Credit Rating, Pricing Level IV shall apply.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means one or more of Banc of America Securities LLC and Wells Fargo Bank, National Association (as applicable), in their capacities as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.”  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Date” shall mean each of (a) the last day of each calendar quarter and (b) each other date on which any of the financial covenants set forth in Section 7.11 are calculated.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which any Loan Party shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” shall mean a change resulting when (a) Borrower or Parent becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any Person or Group (other than a Permitted Holder) shall at any time Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of Parent; provided, however, that the formation of a direct or indirect parent holding company to Parent shall not be a change of control if (i) Parent is a Subsidiary of such parent holding company, (ii) all of the holders of the Voting Stock of Parent immediately before such transaction become holders of Voting Stock of such parent and (iii) no Person or Group (other than a Permitted Holder) shall at any time Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of such parent; (b) the first day that a majority of the members of the Board of Directors of Parent are not Continuing Directors; or (c) Parent, or a wholly owned Subsidiary of Parent, shall cease to be the general partner of the Borrower or to own at least 51% of the outstanding Equity Interests of the Borrower.  As used herein (1) “Beneficially Own” means “beneficially own” as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliate until such tendered securities are accepted for purchase or exchange; (2) “Group” means “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; (3) “Voting Stock” of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, either at all times or only so long as no senior class of securities has such voting power by reason of any contingency; (4) “Permitted Holder” shall mean any of:  (i) Stanley K. Tanger, Steven Tanger, any of their spouses (or former spouses), any of their descendants, siblings or family members or any of their spouses (or former spouses), or any of their estates (any such persons or estates in his clause (i), a “Tanger Member”), (ii) any trust primarily for the benefit of any Tanger Member or Tanger Members, (iii) any entity the majority of the owners of which are entities under clauses (i) through (ii); (5) “Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors of Parent who (i) is a member of the Board of Directors of Parent on the date of this Agreement, or (ii) was nominated for election or was elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election; and (6) in calculating any beneficial ownership or percentage ownership of Voting Stock units of the Parent held by any Permitted Holder that are exchangeable for Voting Stock shall be deemed to be outstanding Voting Stock of Parent as if such units had been exchanged for Voting Stock.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed also to refer to any successor sections.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Consolidated Parties” means a collective reference to the Parent and its consolidated Subsidiaries; and “Consolidated Party” means any one of them.

“Contractual Obligation” means, as to any Person, any material provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Credit Ratings”) of the Parent’s and/or the Borrower’s (as applicable) non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus four percent (4.0%) per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c)  has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“EBITDA” shall mean, with respect to any Person, as of any Calculation Date, (i) Borrower’s earnings before interest, taxes, depreciation, and amortization, all determined in accordance with GAAP consistently applied (excluding extraordinary gains or losses and excluding earnings attributable to Joint Ventures or Joint Venture Projects), plus (ii) Borrower’s Allocable Share of earnings before interest, taxes, depreciation, and amortization for Joint Ventures and Joint Venture Projects, all determined in accordance with GAAP consistently applied (excluding extraordinary gains or losses).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by the Borrower to any person or entity which is not a Loan Party of (a) shares of its Equity Interests, (b) any shares of its Equity Interests pursuant to the exercise of options or warrants or (c) any shares of its Equity Interests pursuant to the conversion of any debt securities to equity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e)  an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c)

any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).

“Fair Market Minimum Net Worth” shall mean, as of any Calculation Date, Borrower’s Total Adjusted Asset Value less Total Liabilities.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated April 17, 2008, among the Borrower, the Parent, the Administrative Agent and the Arranger.

“Fixed Charges” shall mean, as of any Calculation Date, an amount equal to (a) all principal and interest payments due on all obligations of the Borrower for the most recently-ended Annual Period, exclusive of balloon maturity payments, plus (b) Borrower’s Allocable Share of the sum of all principal and interest payments due on all loan obligations of any Joint Venture or otherwise attributable to any Joint Venture Project for such Annual Period, exclusive of balloon maturity payments, plus (c) all Preferred Dividends, if any, payable with respect to such Annual Period, plus (d) a capital expenditure allowance of $0.15 times gross leaseable area of owned projects plus a capital expenditure allowance of $0.15 times gross leaseable area of Joint Venture Projects multiplied by the Borrower’s Allocable Share of such Joint Venture Projects (excluding Projects Under Development and New Developments).

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of a Person that is not a Domestic Subsidiary of such Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, and (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” shall be as defined by NAREIT as of the first day of a fiscal year.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantee” shall mean, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, as of any date of determination, the Parent and each other Person that has been required, pursuant to the terms of this Agreement and the Guaranty, to execute a counterpart of the Guaranty, in each case to the extent such Person has not been released from its obligations under the Guaranty pursuant to the terms of the Guaranty and this Agreement.

“Guaranty” means the Guaranty dated as of the date hereof made by the Parent and each of the Domestic Subsidiaries of the Borrower existing as of the date hereof (except the Non-Guarantor Subsidiaries) in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F, as the same may be amended, restated, supplemented or otherwise modified from time to time and as joined from time to time by such Persons that either (a) become, following the date hereof, a Domestic Subsidiary of the Borrower that is not a Non-Guarantor Subsidiary or (b) cease to qualify as a Non-Guarantor Subsidiary following the date hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature in quantities regulated pursuant to any Environmental Law.

“Indebtedness” means all obligations, contingent and otherwise in respect of (a) all debt and similar monetary obligations, whether direct or indirect and whether evidenced by one or more notes, bonds, agreements or other evidences of indebtedness; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all liabilities under capitalized leases; and (d) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including the obligations to reimburse the issuer in respect of any letters of credit.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the fifteenth (15th) calendar day of each calendar month and the Maturity Date; provided, if such fifteenth (15th) calendar day or the Maturity Date is not a Business Day, the applicable Interest Payment Date shall be the next succeeding Business Day.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3), six (6), nine (9) or twelve (12) months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)           no Interest Period shall extend beyond the Maturity Date; and

(iv)           a period of twelve (12) months shall be deemed, as used in connection with the term “Interest Period”, to be equal to 364 days and any period in excess of six (6) months shall only be available to the Borrower to the extent available to each Lender.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Parent’s or the Borrower’s internal control over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” shall mean any Person in which the Borrower owns an Equity Interest, but that is not a Wholly-Owned Subsidiary of the Borrower.

“Joint Venture Projects” shall mean all Projects with respect to which Borrower holds an interest that is less than 100%.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note, the Fee Letter and the Guaranty.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Consolidated Parties, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means June 10, 2011.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by any entity or person owning an interest in real estate granting a lien on such interest in real estate as security for the payment of Indebtedness.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAREIT” means the National Association of Real Estate Investment Trusts.

“Negative Pledge” shall mean with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“New Development” shall mean, as of any Calculation Date, (a) any Project which was a Project Under Development during the most recently-ended Annual Period as to which conditions (a), (b) and (c) as provided for in the definition of Projects Under Development have been satisfied, and (b) any Project acquired during the most recently-ended Annual Period, such Project(s) being a New Development only for the subject twelve (12) month reporting period.

“NGS Excess Cash Flow” means an amount equal to all net operating income of a Non-Guarantor Subsidiary minus all debt service payments of such Non-Guarantor Subsidiary minus all amounts required to fund reserves of such Non-Guarantor Subsidiary.

“Non-Guarantor Subsidiaries” means, as of any date of determination, a collective reference to:

(a)
any Subsidiary of any Loan Party (i) which holds no assets contributing to Adjusted Unencumbered Asset Value and is formed for or converted to (in accordance with the terms and conditions set forth herein) the specific purpose of holding title to assets which are collateral for indebtedness owing by such Subsidiary and (ii) which is (or, immediately following its release as a Loan Party hereunder, shall be) expressly prohibited in writing from guaranteeing indebtedness of any other person or entity pursuant to (A) a provision in any document, instrument or agreement evidencing such indebtedness of such Subsidiary or (B) a provision of such Subsidiary's organizational documents, in each case, which provision was included in such organizational document or such other document, instrument or agreement as an express condition to the extension of such indebtedness required by the third party creditor providing the subject financing; provided, that a Subsidiary meeting the above requirements shall only remain a “Non-Guarantor Subsidiary” for so long as (1) each of the above requirements are satisfied, (2) such Subsidiary does not guarantee any other indebtedness and (3) the indebtedness with respect to which the restrictions noted in clause (ii) are imposed remains outstanding;

(b)
any Subsidiary of any Loan Party (i) which becomes a Subsidiary of any Loan Party following the Closing Date, (ii) which is not a Wholly-Owned Subsidiary of the Loan Party, and (iii) with respect to which the Loan Party, as applicable, does not have sufficient voting power to cause such Subsidiary to execute the Guaranty pursuant to the terms of the Loan Documents or, notwithstanding such voting power, the interests of such non-Loan Party holders have material economic value in the reasonable judgment of the Borrower that would be impaired by the execution of the Guaranty; and

(c)
any other Subsidiary of a Loan Party to the extent (i) such Subsidiary holds no assets; or (ii) such Subsidiary holds assets which contribute less than $350,000 to the calculation of Adjusted Unencumbered Asset Value.

“Non-Guarantor Subsidiary” means any one of such entities.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including (i) interest and fees that accrue under the Loan Documents after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (ii) any Swap Contract entered into in connection with the Loans by any Loan Party with respect to which a Lender or any Affiliate of a Lender is a party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S.  jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Parent” means Tanger Factory Outlet Centers, Inc., a North Carolina corporation, together with its successors and permitted assigns.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Preferred Dividends” shall mean, with respect to any Person, dividends or other distributions which are payable to holders of any Equity Interests in such Person which entitle the holders of such Equity Interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of Equity Interests in such Person.

“Pro Forma Compliance Certificate” means a certificate of an officer of the Borrower delivered to the Administrative Agent (in connection with a Disposition or otherwise) and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a pro forma basis, of the financial covenants set forth in Section 7.11.

“Projects” shall mean any and all parcels of real property owned by the Borrower or with respect to which the Borrower owns an interest (whether directly or indirectly) on which are located improvements with a gross leasable area in excess of 50,000 sq. ft. or with respect to which construction and development of such improvements are under development.

“Projects Under Development” means, as of any Calculation Date, any Project under development by the Borrower or any Wholly-Owned Subsidiary of the Borrower (a) classified as construction in progress on the Borrower’s quarterly financial statements; or (b) as to which a certificate of occupancy has not been issued; or (c) as to which a minimum of 70% of total gross leasable area has not been leased and occupied by paying tenants.

 “Properties” means, as of any date of determination, all interests in real property (direct or indirect), together with all improvements thereon, owned by any Loan Party; and “Property” means any one of them.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Borrowing” means, with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having at least sixty-six and two-thirds of one percent (66-2/3%) of the Aggregate Commitments or, if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, Lenders holding in the aggregate at least sixty-six and two-thirds of one percent (66-2/3%) of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, general counsel, treasurer, secretary or assistant secretary of a Loan Party, or any other individual who may from time to time be authorized by the Board of Directors of the Borrower to serve as a “Responsible Officer” for the purposes hereof.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of the Equity Interests of any Consolidated Party, now or hereafter outstanding (including any payment of dividends by the Borrower necessary to retain its status as a REIT or to meet the distribution requirements of Section 857 of the Internal Revenue Code), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of the Equity Interests of any Consolidated Party, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Equity Interests of any Consolidated Party, now or hereafter outstanding.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

 “Secured Indebtedness” shall mean an amount equal to (a) any Indebtedness of the Borrower secured by any encumbrance or by any security interest, lien, privilege, or charge (other than liens for real estate taxes that are not yet due and payable) on any real or personal property, plus (b) Borrower’s Allocable Share of any Indebtedness of any Joint Venture Projects or any Joint Ventures secured by any encumbrance or by any security interest, lien, privilege, or charge (other than liens for real estate taxes that are not yet due and payable) on any real or personal property (including the Equity Interests in such Joint Ventures).

“Securities Holdings” shall mean common stock, preferred stock, other capital stock, beneficial interest in trust, membership interest in limited liability companies and other Equity Interests in entities (other than consolidated and unconsolidated subsidiaries) such that the aggregate basis of such interests is calculated on the basis of lower of cost or market value.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“SPC” has the meaning specified in Section 10.06(h).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Wells Fargo Bank, N.A, in its capacity as syndication agent, or any successor syndication agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $10,000,000.00.

“Total Adjusted Asset Value” shall mean, as of any Calculation Date:

(a)           the sum of:

(i)           unrestricted cash and cash equivalents held by the Borrower (excluding any tenant deposits); plus

(ii)           cost value of Projects Under Development (including only costs incurred as of any Calculation Date and not including the cost value of Projects Under Development which constitute Joint Venture Projects); plus

(iii)           cost value of New Developments (including only costs incurred as of any Calculation Date and not including the cost value of New Developments which constitute Joint Venture Projects); plus

(iv)           cost value of Borrower’s investment in Joint Venture Projects which comply with the definition of Projects Under Development and New Development (including only costs incurred as of any Calculation Date), plus

(b)           an amount equal to

(i)           (A) an amount equal to the EBITDA for the most recently-ended Annual Period (as adjusted by the Borrower (1) to take into account the EBITDA of any dispositions during such Annual Period of projects owned by the Borrower and (2) to deduct EBITDA derived from Projects Under Development or New Developments, each of which adjustments must be approved by Administrative Agent in its reasonable discretion), minus (B) the sum of (1) a capital expenditure allowance of $0.15 times owned gross leaseable area of Project wholly owned by the Borrower or any wholly owned Subsidiary thereof, plus (2) a capital expenditure allowance of $0.15 times gross leasable area of Joint Venture Projects multiplied by the Borrower’s Allocable Share of such Joint Venture Projects (excluding Projects Under Development and New Developments); divided by

(ii)           0.08;

provided, that for purposes of calculating Total Adjusted Asset Value, the total amount attributable to assets or EBITDA generated by or attributable to Joint Venture Projects and/or Joint Ventures shall be limited to 25% of Total Adjusted Asset Value and, to the extent the amount attributable to assets or EBITDA generated by Joint Venture Projects and/or Joint Ventures exceeds such threshold, such amount shall be reduced, in the overall calculation of Total Adjusted Asset Value, such that it equals 25% of the Total Adjusted Asset Value.

“Total Liabilities” shall mean, as of any Calculation Date, the sum of (a) all liabilities of the Borrower and its consolidated Subsidiaries, as calculated in accordance with GAAP (including, in any case and without limitation, deferred taxes) less (i) intercompany items and (ii) liabilities attributable to Joint Venture Projects or Joint Ventures plus (b) Borrower’s Allocable Share of Total Liabilities attributable to Joint Venture Projects or Joint Ventures.

“Total Outstanding Unsecured Indebtedness” shall mean, as of any Calculation Date, an amount equal to (a) all unsecured Indebtedness of the Borrower, plus (b) without duplication Borrower’s Allocable Share of any unsecured Indebtedness of any Joint Venture and/or Joint Venture Projects outstanding as of such Calculation Date, other than trade indebtedness incurred in the ordinary course of business.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Total Variable Rate Indebtedness” shall mean, as of any Calculation Date, all Indebtedness of the Borrower as to which interest accrues or is payable at a variable interest rate, exclusive of any such Indebtedness as to which the Borrower has obtained a fixed rate interest hedge (including any interest rate swap, cap or collar agreement or any similar arrangement that has the effect of protecting the Borrower against fluctuations in such variable interest rate).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unencumbered Assets” shall mean real property that is wholly-owned by the Borrower or by a Wholly-Owned Subsidiary of the Borrower that is not subject to a mortgage lien or to any agreement with any other lender that prohibits the creation of a Lien on that specific property.

“Unencumbered EBITDA” shall mean, as of any Calculation Date, EBITDA of the Borrower for the most recently-ended Annual Period that is directly attributable to Unencumbered Assets.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

1.02                      Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                      Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  The parties hereto acknowledge and agree that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Accounting for Sales of Real Estate.  For purposes of clarification and without limiting the foregoing general requirements of this Section 1.03 or otherwise set forth in this Agreement, all real estate transactions shall, for the duration of this Agreement, be accounted for using standard GAAP accounting (including application, as applicable, of the financing, profit sharing or other alternative accounting methods prescribed by paragraphs 25 to 29 of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 66, “Accounting for Sales of Real Estate,” issued October, 1982).

(d)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04                      Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                      Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

ARTICLE II
THE COMMITMENTS AND BORROWINGS

2.01                      Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans (each such loan, a “Loan” and, collectively, the “Loans”) to the Borrower from time to time, on any Business Day during the Availability Period, in an amount not to exceed, in the aggregate (and notwithstanding any amount of such Loans repaid during the term hereof), the amount of such Lender’s Commitment.  The Loans and Commitments hereunder are not revolving, and once any portion of the Loans is repaid, such Loans may not be reborrowed.  Loans may, from time to time, be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02                      Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  If the Interest Period requested is greater than six months, not later than 11:00 a.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Loans.

2.03                      Intentionally Omitted.

2.04                      Intentionally Omitted.

2.05                      Prepayments.

(a)           The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice and the contents thereof, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

2.06                      Termination or Reduction of Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07                      Repayment of Loans.

The Borrower shall, on the Maturity Date, cause the Obligations (including, without limitation, all outstanding principal and interest on the Loans and all fees, costs and expenses due and owing under the Loan Documents) to be Fully Satisfied.

2.08                      Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           (i)           Upon and during the continuance of an Event of Default, if any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           Upon and during the continuance of an Event of Default, if any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)           Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided, in the case of Base Rate Loans, interest due and payable on any Interest Payment Date (other than the Maturity Date) shall be in arrears for the month ended as of the last day of the month prior to such Interest Payment Date.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                      Fees.

The Borrower shall, without duplication of any fees documented herein, pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as specifically set forth in the Fee Letter.

2.10                      Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                      Evidence of Debt.

The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12                      Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                      Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14                      Intentionally Omitted.

2.15                      Increase in Commitments.

(a)           Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, at any time during the term hereof, request increases in the Aggregate Commitments by an amount not exceeding, in the aggregate, $115,000,0000; provided that any such request for an increase shall be in a minimum amount of $25,000,000.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)           Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)           Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists.  In addition, the Borrower shall, to the extent requested by any Lender(s), deliver to such Lender(s), as of the Increase Effective Date, new Notes representing the Commitment(s) and Loans of such Lender(s).

(f)           Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                      Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e).  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender's entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender's status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A)           any Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)           executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           executed originals of Internal Revenue Service Form W-8ECI,

(III)           executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)           Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)           Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02                      Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                      Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04                      Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)           impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05                      Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                      Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07                      Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO BORROWINGS

4.01                      Conditions of Initial Borrowing.

The obligation of each Lender to make its initial Borrowing hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)           fully executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)           such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)           a favorable opinion of counsel to the Borrower (on behalf of each of the Loan Parties), addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vi)           a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)                      a certificate signed by a Responsible Officer of the Parent certifying (A) that each Consolidated Party is in compliance with all existing contractual financial obligations, (B) all governmental, shareholder and third party consents and approvals necessary for the Loan Parties to enter into the Loan Documents and fully perform thereunder, if any, have been obtained, (C) immediately after giving effect to this Agreement, the other Loan Documents and all the transactions contemplated therein to occur on such date, (1) each of the Loan Parties is solvent, (2) no Default or Event of Default exists, (3) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects, and (4) the Loan Parties are in compliance with each of the financial covenants set forth in Section 7.11; (D) that the conditions specified in Sections 4.02(a) and (b) have been satisfied; (E) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (F)  the current Credit Ratings;

(viii)                      evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(ix)           such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)           There shall not have occurred a material adverse change since December 31, 2007 in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and the other Loan Parties taken as a whole, or in the facts and information regarding such entities as represented to date.

(c)           There shall not exist any action, suit, investigation, or proceeding pending or threatened, in any court or before any arbitrator or governmental authority that could have a Material Adverse Effect.

(d)           Any fees required to be paid on or before the Closing Date shall have been paid.

(e)           Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute their reasonable estimate of such fees, charges and disbursements incurred or to be incurred by them through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                      Conditions to all Borrowings.

The obligation of each Lender to honor any Request for Borrowing (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default or Event of Default shall exist and be continuing either prior to or after giving effect to such proposed Borrowing or from the application of the proceeds thereof.

(c)           The Administrative Agent shall have received a Request for Borrowing in accordance with the requirements hereof, together with a certificate of the chief financial officer of the Parent substantially in the form of Exhibit D, (i) demonstrating compliance with the financial covenants contained in Sections 7.11(a), (b), (c), (e), (h), (i), (j), (k), (l), (m) and (n) hereof by calculation thereof after giving effect to the making of the requested Loan (and the application of the proceeds thereof) and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Loan Parties propose to take with respect thereto

Each Request for Borrowing (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

5.01                      Existence, Qualification and Power; Compliance with Laws.

Each Loan Party (a)  is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                      Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03                      Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04                      Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05                      Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The unaudited consolidated balance sheet of the Parent and its Subsidiaries dated March 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Parent and its consolidated Subsidiaries as of the Closing Date not otherwise disclosed in the Form 10-Q report of the Parent filed with the SEC for the most recent fiscal quarter ended prior to the Closing Date, including liabilities for taxes, material commitments and Indebtedness.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           To the best knowledge of the Borrower, since the date of the Audited Financial Statements, no Internal Control Event has occurred, other than as disclosed in reports of the Borrower filed prior to the date hereof with the SEC.

5.06                      Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07                      No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                      Ownership of Property; Liens.

Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens not prohibited by Section 7.01.

5.09                      Environmental Compliance.

The Borrower and each of its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  In furtherance (and not in limitation) of the foregoing, the Borrower hereby represents and warrants that:

(a)           There are no material violations of any Environmental Law with respect to the facilities and properties owned, leased or operated by the Consolidated Parties or the businesses operated by the Consolidated Parties.

(b)           No Consolidated Party has, to the best knowledge of the Borrower, been notified of any material action, suit, proceeding or investigation which calls into question compliance by any Consolidated Party with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material in any material respect of the Consolidated Parties taken as a whole.

5.10                      Insurance.

The properties of the Borrower and each of its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.  The present insurance coverage of the Borrower and each of its Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 5.10.

5.11                      Taxes.

The Borrower and each of its Subsidiaries (as applicable) have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any of its Subsidiaries that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12                      ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13                      Subsidiaries; Equity Interests.

Set forth on Schedule 5.13 is a complete and accurate list of all Subsidiaries and Joint Ventures of the Borrower.  Information on Schedule 5.13 includes (a) jurisdiction of incorporation or organization and (b) with respect to any Joint Venture, the percentage of outstanding shares of each class owned (directly or indirectly) by such Joint Venture, and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.  The Equity Interests owned by Borrower in each Subsidiary and each Joint Venture are validly issued, fully paid and non-assessable and are owned by Borrower free and clear of all Liens.  Other than as set forth in Schedule 5.13, no Joint Venture has outstanding any securities convertible into or exchangeable for its Equity Interests nor are there any outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to such Equity Interests.  Schedule 5.13 may be updated from time to time by the Borrower by giving written notice thereof to the Administrative Agent.

5.14                      Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrower, any Person Controlling the Borrower, or any Subsidiary of the Borrower (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                      Disclosure.

The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16                      Compliance with Laws.

The Borrower and each of its Subsidiaries are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                      Intellectual Property; Licenses, Etc.

The Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary of any of them infringes upon any rights held by any other Person.  Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18                      Taxpayer Identification Number.

The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each of its Subsidiaries to:

6.01                      Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent, a consolidated and consolidating balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (A) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Parent and its Subsidiaries, (B) a report of such Registered Public Accounting Firm as to the effectiveness of Borrower’s internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley; and (C) any other information included in the Parent’s or the Borrower’s Form 10-K for such fiscal year;

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, and any other information included in the Parent’s or the Borrower’s Form 10-Q for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02                      Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a):

(i)           a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event; and

(ii)           a projection of capital expenditures for the next fiscal year for each Property of the Loan Parties.

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b):

(i)           a certificate of the chief financial officer of the Parent substantially in the form of Exhibit D attached hereto, (A) demonstrating compliance, as of the end of each such fiscal period, with (1) the financial covenants contained in Section 7.11 and (2) the financial covenants contained in each of the indentures or other agreements relating to any publicly issued debt securities of any Consolidated Party, in each case by detailed calculation thereof (which calculation shall be in form satisfactory to the Agent and which shall include, among other things, an explanation of the methodology used in such calculation and a breakdown of the components of such calculation), (B) stating that the Loan Parties were in compliance with each of the covenants set forth in Articles VI and VII of this Agreement at all times during such fiscal period; and (C) stating that, as of the end of each such fiscal period, no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Loan Parties propose to take with respect thereto;

(ii)           a schedule of the Properties summarizing net operating income and occupancy rates as of the last day of the applicable quarter;

(iii)           [intentionally omitted]; and

(iv)           a listing of all Projects Under Development showing the total capital obligation of the Loan Parties with respect to each such Project Under Development and funds expended to date in connection with each such Project Under Development.

(c)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower or the Parent by independent accountants in connection with the accounts or books of the Borrower or the Parent or any Subsidiary of the Borrower or the Parent, or any audit of any of them;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent or made available to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any other Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or the Parent posts such documents, or provides a link thereto on the Borrower’s or the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s or the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the officer’s certificates required by Section 6.02(b)(i) to the Administrative Agent.  Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or the Parent or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform that is designated “Public Investor Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Investor Side Information.”

6.03                      Notices.

Promptly notify the Administrative Agent:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event;

(d)           of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(e)           of the occurrence of any Internal Control Event; and

(f)           of any announcement by Moody’s or S&P of any change or possible change in a Credit Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                      Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05                      Preservation of Existence, Etc.

(a)           Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(b)           take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)           preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06                      Maintenance of Properties.

(a)           Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b)           make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)           use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07                      Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies not Affiliates of any Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than thirty (30) days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08                      Compliance with Laws.

Comply in all material respects with the requirements of all Laws (including, without limitation, all Environmental Laws) and all other orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                      Books and Records.

(a)           Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and

(b)           maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10                      Inspection Rights.

Permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower in a manner that will not unreasonably interfere with such Person’s business operations; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11                      Use of Proceeds.

Use the proceeds of the Borrowings solely for the following purposes: (a) to finance the acquisition of real properties; (b) to finance the development of improvements to real properties owned by the Borrower; (c) to refinance and/or retire existing Indebtedness, and (d) for working capital and other general corporate purposes; each as further limited pursuant to the terms hereof or of the other Loan Documents.

6.12                      Additional Guarantors; Release of Guarantors.

(a)           If any Person (other than a Non-Guarantor Subsidiary) becomes a Subsidiary of any Loan Party or if at any time any Non-Guarantor Subsidiary qualifying as such as a result of clauses (a), (b) or (c) of the definition thereof could become a Loan Party without violating the terms of any material contract, agreement or document to which it is a party, the Borrower shall (i) if such Person is a Domestic Subsidiary of a Loan Party (or is a Non-Guarantor Subsidiary that could become a Loan Party without violating the terms of any material contract, agreement or document to which it is a party), cause such Person (or such Non-Guarantor Subsidiary) to promptly (and in any event within fifteen (15) days from the date any such Person becomes a Subsidiary of a Loan Party or, in the case of a Non-Guarantor Subsidiary, within fifteen (15) days from the date any such Non-Guarantor Subsidiary so qualifies to become a Loan Party) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) provide the Administrative Agent with notice thereof, and (iii) cause such Person to deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided, that to the extent such Person holds (whether upon delivery of the items required above or at any time after the delivery of the items required above) assets with a fair market value in excess of $5,000,000, the Borrower shall (if requested by Administrative Agent) cause to be delivered to the Administrative Agent favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause (a)).  If a Non-Guarantor Subsidiary executes and delivers the Guaranty it shall no longer be deemed a Non-Guarantor Subsidiary under this Credit Agreement.

(b)           Notwithstanding any other provisions of this Agreement to the contrary, to the extent a Guarantor anticipates becoming or intends to become a Non-Guarantor Subsidiary, the Borrower may request a release of such Guarantor as a Guarantor hereunder in accordance with the following:

(i)           the Borrower shall deliver to the Administrative Agent, not less than ten (10) days and not more than thirty (30) days prior to the anticipated or intended conversion of a Guarantor into a Non-Guarantor Subsidiary, a written request for release of the applicable Guarantor and a Pro Forma Compliance Certificate of the chief financial officer of the Borrower in form and substance acceptable to the Administrative Agent, (A) demonstrating that upon such release the Loan Parties will on a pro forma basis continue to comply with (1) the financial covenants contained in Section 7.11 and (2) the financial covenants contained in each of the indentures or other agreements relating to any publicly issued debt securities of any Consolidated Party, in each case by a reasonably detailed calculation thereof (which calculation shall be in form reasonably satisfactory to the Administrative Agent and which shall include, among other things, an explanation of the methodology used in such calculation and a breakdown of the components of such calculation), (B) stating that the Loan Parties will be in compliance with each of the covenants set forth in Articles VI and VII of the Agreement at all times following such release, (C) stating that, following such release, no Default or Event of Default will exist under the Agreement or any of the other Loan Documents, or if any Default or Event of Default will exist, specifying the nature and extent thereof and what action the Loan Parties propose to take with respect thereto, and (D) attaching, pursuant to Section 5.13 of the Agreement, an updated version of Schedule 5.13 to the Agreement;

(ii)           the Administrative Agent shall have reviewed and approved (in writing) the request for release and Pro Forma Compliance Certificate delivered pursuant to subclause (i) above; provided, that the failure of the Administrative Agent to respond to such a request within ten (10) days of its receipt thereof shall constitute the Administrative Agent’s approval thereof; provided, that any approval of the Administrative Agent provided pursuant to this subclause (ii) shall lapse and be null and void thirty (30) days following the granting thereof if the applicable Guarantor has not, on or prior to the completion of such period, met the criteria for qualification as a Non-Guarantor Subsidiary (as evidenced by the delivery by the Borrower of a notice and certification in accordance with subclause (iii) below); and

(iii)           the Borrower shall, concurrently with or promptly following the applicable Guarantor’s satisfaction of the criteria for qualification as a Non-Guarantor Subsidiary deliver to the Administrative Agent a notice and certification of such qualification.

Notwithstanding any language to the contrary above, so long as the chief financial officer of the Borrower has certified in a compliance certificate (and the Administrative Agent has no evidence or information which brings into reasonable doubt the veracity of such certifications) that: (A) upon such release the Loan Parties (1)  will on a pro forma basis continue to comply with the financial covenants contained in Section 7.11 hereof, and the financial covenants contained in each of the indentures or other agreements relating to any publicly issued debt securities of any Consolidated Party, and (2) will be in compliance with each of the covenants set forth in Articles VI and VII of the Agreement at all times following such release, (B) following such release, no Default or Event of Default will exist under the Credit Agreement or any of the other Loan Documents, or if any Default or Event of Default will exist, the nature and extent thereof and what action the Loan Parties propose to take with respect thereto will be specified, and (C) attached pursuant to Section 5.13 of the Agreement, is an updated version of Schedule 5.13 to the Agreement, the request for release shall be approved and issued by the Administrative Agent within the 10-day time period specified in subsection (b)(ii).

Upon satisfaction of each of the above-noted conditions, a Guarantor shall be deemed released from its obligations hereunder and under each of the Loan Documents.

6.13                      Non-Guarantor Subsidiary Cash Flows.

Each Loan Party shall, to the extent it exercises sufficient control over the activities of the applicable Non-Guarantor Subsidiary(ies), cause all NGS Excess Cash Flow of each Non-Guarantor Subsidiary to be transferred to a Loan Party as promptly as possible but at least once a month.

6.14                      REIT Status.

Take all action necessary to maintain the Parent’s status as a REIT.

6.15                      Environmental Matters.

(a)           Reimburse the Administrative Agent and Lenders for and hereby hold the Administrative Agent and Lenders harmless from all fines or penalties made or levied against the Administrative Agent or any of the Lenders by any Governmental Authority as a result of or in connection with (i) the use of Hazardous Materials at the Properties, (ii) the use of Hazardous Materials at the facilities thereon, or (iii) the use, generation, storage, transportation, discharge, release or handling of any Hazardous Materials at the Properties, or as a result of any release of any Hazardous Materials onto the ground or into the water or air from or upon the Properties at any time.  The Loan Parties also agree that they will reimburse the Administrative Agent and Lenders for and indemnify and hold the Administrative Agent and Lenders harmless from any and all costs, expenses (including reasonably attorneys' fees actually incurred) and for all civil claims, judgments or penalties incurred entered, assessed, or levied against the Administrative Agent or any of the Lenders as a result of any of the Loan Parties’ use of Hazardous Materials at the Properties or as a result of any release of any Hazardous Materials on the ground or into the water or air by any of the Loan Parties from or upon the Properties.  Such reimbursement or indemnification shall include but not be limited to any and all judgments or penalties to recover the costs of cleanup of any such release by any of the Loan Parties from or upon the Properties and all reasonable expenses incurred by the Administrative Agent or any of the Lenders as a result of such a civil action, including but not limited to reasonable attorneys' fees.  The Loan Parties’ obligations under this section shall survive the repayment of the Loans and be in supplement of any and all other reimbursement or indemnity obligations of the Borrower set forth herein.

(b)           If the Administrative Agent requests in writing and if (i) the Borrower or the applicable Subsidiary does not have environmental insurance with respect to any property owned, leased or operated by a Loan Party or (ii) the Administrative Agent has reason to believe that there exist Hazardous Materials on any property owned, leased or operated by a Loan Party which materially affect the value of such property and with respect to which the Borrower has not furnished a report within the immediately previous twelve (12) month period, furnish or cause to be furnished to the Administrative Agent, at the Borrower’s expense, a report of an environmental assessment of reasonable scope, form and depth, including, where appropriate, invasive soil or groundwater sampling, by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any such property and as to the compliance by the applicable Loan Party(ies) with Environmental Laws; provided that if there exists a continuing Default or Event of Default as of the date of the Administrative Agent’s written request for an environmental report pursuant to the terms hereof, the Borrower shall provide such report regardless of whether either of the conditions set forth in subsections (i) and (ii) above have been satisfied.  If the Borrower fails to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the parties hereto hereby grant to the Administrative Agent and their representatives or shall attempt in good faith to cause the applicable Loan Party(ies) to so grant access to the Properties and a license of a scope reasonably necessary to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling).

(c)           Conduct and complete (or use good faith efforts to cause to be conducted and completed) all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Hazardous Materials on, from, or affecting any Property to the extent necessary to be in compliance with all Environmental Laws and all other applicable federal, state, and local laws, regulations, rules and policies and with the orders and directives of all Governmental Authorities exercising jurisdiction over such real property to the extent any failure could reasonably be expected to have a Material Adverse Effect.

(d)           Provide upon such Person’s receipt thereof all insurance certificate(s) evidencing the environmental insurance held by any Person with respect to any of the Properties.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

7.01                      Liens.

Contract, create, incur, assume or permit to exist any Lien with respect to any of its property, assets or revenues or the property, assets or revenues of any other Person, whether now owned or hereafter acquired, if the Indebtedness underlying such Lien would cause the Borrower to be in violation of any of the provisions of Section 7.11 hereof.

7.02                      Investments.

Make any Investments, except:

(a)           Projects Under Development, undeveloped land holdings, Joint Venture Projects, Securities Holdings and Mortgages to the extent such Investments are not prohibited under Sections 7.11(i)-(n);

(b)           Investments held by the Borrower or any other Loan Party in the form of Cash Equivalents;

(c)           advances to officers, directors and employees of the Borrower or any other Loan Party in an aggregate amount not to exceed $100,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d)           Investments of the Borrower in any other Loan Party and Investments of the Parent in the Borrower, any other Loan Party or any Non-Guarantor Subsidiary;

(e)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(f)           payments relating to pre-development expenses, pursuit costs, property acquisition and diligence expenses and similar out-of-pocket costs and expenses regarding properties that are not yet owned by any Loan Party or any Subsidiary.

7.03                      Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Secured Indebtedness to the extent permitted under Section 7.11(c);

(c)           Indebtedness (other than Secured Indebtedness) to the extent permitted under Section 7.11(e);

(d)           Guarantees of the Borrower or any other Loan Party in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Loan Party; and

(e)           to the extent not otherwise prohibited under Section 7.11, obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and

(f)           any other Indebtedness to the extent such Indebtedness is not prohibited under Section 7.11.

7.04                      Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(b)           any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor; and

(c)           all or substantially all of the assets or all of the Equity Interests of a Subsidiary may be Disposed of to the extent such Disposition is permitted pursuant to Section 7.05.

7.05                      Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to the Borrower or to any wholly-owned Subsidiary thereof; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor;

(e)           Dispositions permitted by Section 7.04(a) – (b);

(f)           Dispositions by the Borrower and its Subsidiaries of any property (whether in one transaction or in several related transactions), the aggregate fair market value of which is less than $10,000,000; provided, at the time of such Disposition, no Default shall exist or would result from such Disposition; or

(g)           Dispositions in which the fair market value of the assets subject to such Disposition exceeds $10,000,000, if and to the extent that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, and (ii) the Borrower shall have delivered to the Administrative Agent written notice of a proposed or pending Disposition, together with a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such proposed or pending Disposition, on a pro forma basis, the Borrower shall be in compliance with all of the covenants contained in Section 7.11, and (iii) promptly (but no later than five (5) Business Days following the effective date of any such Disposition for which such notice and Pro Forma Compliance Certificate shall have previously been given), the Borrower shall have delivered to the Administrative Agent written confirmation that the Disposition shall have occurred and that the calculations and other information set forth in such Pro Forma Compliance Certificate remain accurate, true and correct as of the effective date of such Disposition;

provided, however, that any Disposition pursuant to clauses (a) through (g) above (excluding clause (e)) shall be for fair market value.

7.06                      Anti-Terrorism Laws; FCPA.

(a)           Be an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  Neither any Loan Party nor any or its Subsidiaries is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the  Act (as defined in Section 10.17); or

(b)           fail to be in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.

7.07                      Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08                      Transactions with Affiliates.

Except as otherwise contemplated or permitted pursuant to Section 7.04, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09                      Burdensome Agreements.

           Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any Negative Pledge incurred or provided in favor of any holder of Indebtedness permitted hereunder solely to the extent any such Negative Pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, that this Section 7.09 shall not be deemed to restrict the ability of the Borrower or any Non-Guarantor Subsidiary from entering into Contractual Obligations of any type related to secured financing transactions.

7.10                      Use of Proceeds.

Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11                      Financial Covenants.

Fail to comply with any of the following financial covenants for Borrower on a fully consolidated basis:

(a)           Fair Market Minimum Net Worth.  Borrower shall maintain a Fair Market Minimum Net Worth equal to or in excess of $600,000,000.

(b)           Total Liabilities to Total Adjusted Asset Value.  Borrower shall not permit the ratio of Total Liabilities to Total Adjusted Asset Value to exceed sixty percent (60%).

(c)           Secured Indebtedness to Total Adjusted Asset Value.  Borrower shall not permit the ratio of Secured Indebtedness to Total Adjusted Asset Value to exceed forty percent (40%).

(d)           EBITDA to Fixed Charges.  Borrower shall maintain the ratio of EBITDA for the twelve-month period ending on the Calculation Date to Fixed Charges for the twelve-month period ending on such Calculation Date equal to or in excess of 1.50:1.0.

(e)           Total Outstanding Unsecured Indebtedness to Adjusted Unencumbered Asset Value.  Borrower shall not permit the ratio of Total Outstanding Unsecured Indebtedness to Adjusted Unencumbered Asset Value to exceed sixty two and one-half percent (62.5%).

(f)           Unencumbered EBITDA to Interest Expense on Total Outstanding Unsecured Indebtedness.  Borrower shall maintain the ratio of Unencumbered EBITDA for the twelve-month period ending on the Calculation Date to that portion of interest expense attributable to Total Outstanding Unsecured Indebtedness for the twelve (12) month period ending on such Calculation Date, equal to or in excess of 1.50:1.0.

(g)           Dividends and Distributions.  Borrower shall limit aggregate Restricted Payments, as measured at each fiscal year end, to an amount not to exceed Funds From Operations.

(h)           Total Variable Rate Indebtedness to Total Adjusted Asset Value.  Borrower shall not permit the ratio of Total Variable Rate Indebtedness to exceed twenty-five percent (25%) of Total Adjusted Asset Value.

(i)           Projects Under Development to Total Adjusted Asset Value.  Borrower shall not permit the ratio, expressed as a percentage, of the total cost budget of Projects Under Development to Total Adjusted Asset Value to exceed twenty-five percent (25%).

(j)           Undeveloped Land Holdings to Total Adjusted Asset Value.  Borrower shall not permit the ratio of cost value of all undeveloped holdings (raw land or land which is not otherwise an operating property other than any properties determined to be Projects Under Development) determined in accordance with GAAP to exceed fifteen percent (15%) of Total Adjusted Asset Value.

(k)           Joint Venture Projects to Total Adjusted Asset Value.  Borrower shall not permit the value of all Joint Venture Projects of Borrower plus, without duplication, the cost-basis value of Borrower’s investment in Joint Ventures, multiplied by Borrower’s Allocable Share in such Joint Venture Projects or the related Joint Ventures (as applicable), to exceed thirty percent (30%) of Total Adjusted Asset Value.

(l)           Securities Holdings to Total Adjusted Asset Value.  Borrower shall not permit the value of Borrower’s Securities Holdings to exceed five percent (5%) of Total Adjusted Asset Value.

(m)           Mortgages to Total Adjusted Asset Value.  Borrower shall not permit the value of all Mortgages held by Borrower to exceed five percent (5%) of Total Adjusted Asset Value.

(n)           Investments.  Borrower shall not permit the aggregate value of the items described in Sections 7.11(i), (j), (k), (l) and (m) above to exceed forty-five percent (45%) of Total Adjusted Asset Value.

7.12                      Organizational Documents; Ownership of Subsidiaries.

(a)           Permit any Loan Party to (i) amend, modify, waive or change its Organization Documents in a manner materially adverse to the Lenders, or (b) create, acquire or permit to exist or permit or cause any of their Subsidiaries to create, acquire or permit to exist, any Foreign Subsidiaries.

(b)           Notwithstanding any other provisions of this Agreement to the contrary, permit any Consolidated Party to issue any shares of preferred Equity Interests to any Person other than a Loan Party.

7.13                      [Intentionally Omitted].

7.14                      Negative Pledges.

Enter into, assume or become subject to any Negative Pledge or any other agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation except pursuant to any document or instrument governing Indebtedness that does not result in any violation of the covenants set forth in Section 7.11 hereof and is not otherwise prohibited by this Agreement or any other Loan Document, provided that any such restriction contained therein relates only to the properties or assets constructed or acquired in connection with such Indebtedness.

7.15                      Sale Leasebacks.

Except as could not reasonably be expected to have a Material Adverse Effect, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Person has sold or transferred or is to sell or transfer to a Person which is not a Consolidated Party or (b) which such Person intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Person to another Person which is not a Consolidated Party in connection with such lease.

7.16                      Prepayments of Indebtedness, etc..

(a)           if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness of such Person if such amendment or modification would add or change any terms in a manner adverse to the issuer of such Indebtedness, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof; or

(b)           if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01                      Events of Default.

Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12 or 6.14 or Article VII or the Guaranty given by any Guarantor or any provision thereof shall cease to be in full force and effect (other than as a result of a release of the applicable Guarantor in accordance with the terms and conditions hereof), or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in herein on its part to be performed or observed and such failure continues for thirty (30) days or fails to perform or observe any other covenant or agreement in any other Loan Document within the grace or cure period provided for therein (or, if no such grace or cure period is specified, within thirty (30) days of the occurrence of such failure); or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)           Cross-Default.

(i)           The Parent, the Borrower or any Subsidiary: (A) fails to make within the applicable cure period any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any recourse Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(ii)           there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent, the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent, the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent, the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)           Insolvency Proceedings, Etc.  Any Loan Party or any of their Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Parent, the Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)           Judgments.  There is entered against the Parent, the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)           Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control without the consent of each of the Agents and the Required Lenders.

8.02                      Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind (except for written notice to Borrower of such declaration), all of which are hereby expressly waived by the Borrower; and

(c)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States (including in connection with any of the events specified in Sections 8.01(f) or (g)), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03                      Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender, but expressly excluding any amounts due in connection with any Swap Contracts that constitute a portion of the Obligations) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting interest on the Loans and other Obligations (other than Obligations related to Swap Contracts), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to any counterparties under any Swap Contracts constituting a portion of the Obligations, any amounts due and owing by any Loan Party or any Subsidiary thereof under such Swap Contracts ratably among such counterparties in proportion to the net obligations due and owing by any Loan Party or any Subsidiary thereof under such Swap Contracts; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01                      Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02                      Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or Affiliate of any of them as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                      Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                      Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                      Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Without limiting the foregoing right of the Administrative Agent to resign under this Section 9.06, the Administrative Agent (and each successor Administrative Agent appointed pursuant hereto) hereby agrees that it shall give notice of its resignation to the Lenders and the Borrower upon the assignment pursuant to Section 10.06(b) of the entire remaining amount of the Administrative Agent’s Commitment and the Loans at the time owing to the Administrative Agent (in its capacity as a Lender) to any Person other than an Affiliate of, or successor to, the Administrative Agent.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07                      Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                      No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09                       Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10                       Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent to release any Guarantor from its obligations hereunder and under each of the other Loan Documents (a) to the extent such release is requested by such Guarantor and the Borrower in accordance the provisions set forth in Section 6.12(b) hereof and upon the satisfaction of the conditions set forth in such Section 6.12(b) (as reasonably determined by the Administrative Agent) or (b) if such Guarantor ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to grant releases and terminations pursuant to this Section 9.10.  Further, the Administrative Agent is hereby authorized by the Lenders, upon the request of any Guarantor released pursuant to Section 6.12(b) hereof, to execute and deliver to such Guarantor a document (in form and substance acceptable to the Administrative Agent) evidencing such release.

ARTICLE X

MISCELLANEOUS

10.01                      Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)           change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)           change any provision of this Section or the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(g)           release (other than in accordance with the provisions of Section 9.10 hereof) any Guarantor from the Guaranty or otherwise modify the material provisions thereof without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02                      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Borrower or the Administrative Agent to the address specified for the Borrower on Schedule 10.02; and

(ii)           if to any other Lender, to the address specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service shall be deemed to have been given when received.  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f)           Delivery of Consents/Responses by Lenders.  To the extent any consent, acknowledgement, agreement or response is requested by the Administrative Agent from one or more of the Lenders hereunder, unless otherwise specified in such request (as determined in the discretion of the Administrative Agent) such Lenders shall use good faith efforts provide any such consent, acknowledgement, agreement or response within ten (10) days.

10.03                      No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04                      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof

(whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)           Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                      Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no

Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 or the amount otherwise set forth on Schedule 10.06; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)           No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Intentionally Omitted.

(h)           Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

10.07                      Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08                      Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                      Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12                      Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                      Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14                      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH CAROLINA.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NORTH CAROLINA SITTING IN MECKLENBURG COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF NORTH CAROLINA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NORTH CAROLINA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                      Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges their Affiliates’ understanding, that: (i) the term loans provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

10.17                      USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Act.

10.18                      Electronic Execution of Assignments and Certain Other Documents.

The words "execution," "signed," "signature" and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act (including the North Carolina Uniform Electronic Transactions Act).

10.19                      Time of the Essence.

Time is of the essence of the Loan Documents.

10.20                      Entire Agreement.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[remainder of page left intentionally blank – signature pages, exhibits and schedules to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:
Tanger Properties Limited Partnership,
   a North Carolina limited partnership

By:  Tanger GP Trust, its sole general partner

By:           /s/ Stanley K. Tanger
     Stanley K. Tanger
Chairman of the Board
Chief Executive Officer

 (Signatures continued on next page)

LENDERS/AGENT:                                                                BANK OF AMERICA, N.A.,
individually in its capacity as Administrative Agent

By:      /s/ Susan Vercauteren
Name:  Susan Vercauteren
Title:  Senior Vice President

[signature pages continue]

BANK OF AMERICA, N.A.,
individually in its capacity as a Lender

By:           /s/ Susan Vercauteren
Name:    Susan Vercauteren
Title:     Senior Vice President

[signature pages continue]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually in its capacity as a Lender

By:         /s/ Kerry Richards
Name:   Kerry Richards
Title:     Vice President

[signature pages continue]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:       /s/ Jennifer L. Cudd
Name:   Jennifer Cudd
Title:     Senior Vice President

[signature pages continue]

RAYMOND JAMES BANK, FSB, as a Lender

By:         /s/ James M. Armstrong
Name:    James M. Armstrong
Title:     Vice President

[signature pages continue]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:        /s/ Andrew T. White
Name:   Andrew T. White
Title:     Vice President

[signature pages continue]

SCOTIABANC INC, as a Lender

By:        /s/ J. F. Todd
Name:   J. F. Todd
Title:    Managing Director

[signature pages continue]

REGIONS BANK, as a Lender

By:      /s/ Kerri Raines
Name:   Kerri Raines
Title:     Vice President

COMPASS BANK, as a Lender

By:        /s/ Johanna Duke Paley
Name:  Johanna Duke Paley
Title:    Senior Vice President

SUNTRUST BANK, as a Lender

By:     /s/ Gregory T. Horstman
Name:  Gregory T. Horstman
Title:    Senior Vice President

[signature pages end]

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$50,000,000.00	21.2766%
Wells Fargo Bank, National Association	$50,000,000.00	21.2766%
Branch Banking and Trust Company	$25,000,000.00	10.6383%
PNC Bank, National Association	$25,000,000.00	10.6383%
Scotiabanc Inc.	$20,000,000.00	8.5106%
Compass Bank	$20,000,000.00	8.5106%
Regions Bank	$20,000,000.00	8.5106%
Raymond James Bank, FSB	$15,000,000.00	6.3830%
SunTrust Bank	$10,000,000.00	4.2554%

TOTAL:	$235,000,000.00	100.000000000%

SCHEDULE 5.05

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

Except as specifically set forth below, the unaudited consolidated balance sheet of the Parent and its Subsidiaries dated March 31, 2008 as filed in Form 10-Q with the Securities and Exchange Commission on May 9, 2008, represents, in all material respects, all material indebtedness and other liabilities, direct or contingent, of the Parent and its consolidated Subsidiaries as of May 21, 2008.

Unsecured Lines of Credit                                                                                     $182,200,000

SCHEDULE 5.06

LITIGATION

1.
There are approximately ten (10) lawsuits filed in various jurisdictions which involve “slip and fall” events alleged to have occurred at various shopping center locations.  These actions are being defended by the applicable insurance carrier, and the Borrower and Guarantor have no reason to expect that any claim which might prevail would be in excess of the insurance coverage.

2.	Potential Claim -Pittsburgh Project, TIF Financing

Tanger Properties Limited Partnership purchased property in Washington County, Pennsylvania and is currently developing a shopping center on that property.  Tanger sought through its local counsel Dusty Kirk TIF financing and NID financing.  A lawsuit or series of lawsuits have been filed with respect to challenging the approval of the TIF.  As of this date, certain of those lawsuits are pending.  No adverse determination has been made.  The lawsuits do not name Tanger as a party.

However, although Tanger is not named as a party, in the event the challengers should succeed and the TIF becomes disqualified, Tanger would be obligated to pay the purchasers of the bonds an amount equal to the outstanding principal amount of the bonds and interest thereon.

SCHEDULE 5.09

ENVIRONMENTAL MATTERS

NONE

SCHEDULE 5.10

INSURANCE

[On file with Administrative Agent.]

SCHEDULE 5.13

SUBSIDIARIES AND
OTHER EQUITY INVESTMENTS

Schedule 5.13

TANGER ORGANIZATIONAL STRUCTURE

Tanger Factory Outlet Centers, Inc. is the sole shareholder of two qualified REIT subsidiaries, Tanger GP Trust and Tanger LP Trust.

Operating Partnership
Tanger GP Trust is a 1 percent general partner of Tanger Properties Limited Partnership, Tanger LP Trust is an 83 percent limited partner in Tanger Properties Limited Partnership, and the Tanger Family Limited Partnership is a 16 percent limited partner in Tanger Properties Limited Partnership.

Operating Partnership Wholly Owned Entities
Tanger Properties Limited Partnership is the sole shareholder of Tanger Development Corporation.

Tanger Properties Limited Partnership is the sole member of the following:

Tanger Devco, LLC Tanger Piedmont, LLC* Tanger Deer Park, LLC* Tanger Phoenix, LLC*	Tanger WD, LLC* Tanger COROC, LLC* Tanger PSL, LLC* Tanger COROC II, LLC*

* Denotes Tanger Devco, LLC as manager

COROC Portfolio
Tangers COROC, LLC and Tanger COROC II, LLC are 33 percent and 67 percent members, respectively, of COROC Holdings, LLC

COROC Holdings, LLC is the sole member of the following:

COROC/Hilton Head I, LLC COROC/Rehobeth II, LLC COROC/Hilton Head II, LLC COROC/Rehobeth III, LLC COROC/Lakes Region, LLC COROC/Riviera, LLC COROC/Lincoln City, LLC COROC/Tuscola, LLC	COROC/Park City, LLC COROC/Clinton WR, LLC COROC/Myrtle Beach, LLC COROC/Clinton CHR, LLC COROC/Rehobeth I, LLC COROC/Westbrook II, LLC COROC/Tilton, LLC COROC/Westbrook I, LLC

Joint Ventures
Tanger Properties Limited Partnership owns a 50 percent direct membership interest in TWMB Associates, LLC, a 50 percent indirect membership interest in Tanger Wisconsin Dells, LLC via its sole membership interest in Tanger WD, LLC, and a 33 percent interest in Deer Park Enterprise, LLC, DPE Mezz, LLC, and Deer Park Warehouse, LLC (formation anticipated by June 10, 2008), via its sole membership interest in Tanger Deer Park, LLC.

Schedule 5.13 (continued)

Name of Subsidiary	State of Formation
Tanger Devco, LLC	North Carolina limited liability company
Tanger Development Corporation	North Carolina corporation
Tanger WD, LLC	North Carolina limited liability company
Tanger Deer Park, LLC	North Carolina limited liability company
Tanger PSL, LLC	North Carolina limited liability company
Tanger Phoenix, LLC	North Carolina limited liability company
Tanger Piedmont, LLC	North Carolina limited liability company
Tanger COROC, LLC	North Carolina limited liability company
Tanger COROC II, LLC	North Carolina limited liability company
COROC Holdings L.L.C.	Delaware limited liability company
COROC/Hilton Head I L.L.C.	Delaware limited liability company
COROC/Hilton Head II L.L.C.	Delaware limited liability company
COROC/Lakes Region L.L.C.	Delaware limited liability company
COROC/Lincoln City L.L.C.	Delaware limited liability company
COROC/Myrtle Beach L.L.C.	Delaware limited liability company
COROC/Park City L.L.C.	Delaware limited liability company
COROC/Rehoboth I L.L.C.	Delaware limited liability company
COROC/Rehoboth II L.L.C.	Delaware limited liability company
COROC/Rehoboth III L.L.C.	Delaware limited liability company
COROC/Riviera L.L.C.	Delaware limited liability company
COROC/Tuscola L.L.C.	Delaware limited liability company
COROC/Westbrook I L.L.C.	Delaware limited liability company
COROC/Westbrook II L.L.C.	Delaware limited liability company
COROC/Clinton CHR L.L.C.	Delaware limited liability company
COROC/Clinton WR L.L.C.	Delaware limited liability company
COROC/Tilton L.L.C.	Delaware limited liability company
Name of Joint Venture	State of Formation
Tanger Wisconsin Dells, LLC	Wisconsin limited liability company
TWMB Associates, LLC	North Carolina limited liability company
DPE Mezz, LLC	Delaware limited liability company
Deer Park Warehouse, LLC (formation anticipated by June 10, 2008)	Delaware limited liability company (anticipated)

Schedule 5.13 (continued)

The Operating Agreements with respect to Joint Ventures generally contain the following terms, and it is anticipated that similar terms will be included in future operating agreements which would create Joint Ventures of which Borrower would be a Member:

•	initial and mandatory capital contribution calls for transaction costs incurred in the acquisition of property, the purchase price for the property and other costs of development;

•	Member loans for due diligence expenses as contemplated by the development budget;

•
additional capital contributions upon call of Managing Member with the approval of majority of Members (based on circumstances, may treat contribution made as loans or cause a proportionate reduction in membership interest of Member who does not satisfy the call);

•	requirement to guaranty and indemnify with respect to loans from institutional lenders;

•
if a Member defaults or otherwise is deemed terminated (triggering events include but are not limited to becoming bankrupt, dissolving, material breach of Operating Agreement), its interest may be bought out by other Members;

•	a buy-sell procedure which allows a Member to initiate a buy-sell process upon notice to other Members;

•	a forced sale mechanism which may require the Joint Venture to sell property (in the alternative Members may purchase such Member’s interest);

•	right of first refusal if a Member receives a bona fide offer to purchase its interest or wishes to sell its interest.

With respect to DPE Mezz, LLC there is currently an outstanding  call for a capital contribution, which amount is immaterial.  With respect to Deer Park Warehouse LLC (which is anticipated to be formed on or about June 10, 2008) there is (or will be) an outstanding call for an initial capital contribution, which amount is immaterial.

With respect to Joint Ventures of which Borrower is a Member, there currently  are no outstanding options, warrants, rights of conversion or purchase and other similar rights with respect thereto that would have the effect of dilution of the percentage of Borrower’s ownership of the Joint Venture.

SCHEDULE 5.17

INTELLECTUAL PROPERTY MATTERS

NONE

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Tanger Properties Limited Partnership
3200 Northline Ave., Suite 360
Greensboro, NC 27408
Attn:                                Stanley K. Tanger

With copies to the following:
Frank C. Marchisello
Virginia R. Summerell

Telephone:                                336-292-3010

Telecopier:                                336-297-0931

Electronic Mail:                                tanger@tangeroutlet.com
With copies to the following:
fcmarchisello@tangeroutlet.com
vrsummerell@tangeroutlet.com
cmholt@tangeroutlet.com

Website Address:                                tangeroutlet.com

Taxpayer ID No.:                                56-1822494

[Administrative Agent address on following page]

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Borrowings):
Bank of America, N.A.
100 North Tryon St.
NC1-007-11-15
Charlotte, North Carolina  28255
Attention: Kay Ostwalt
Telephone: (704) 386 7296
Telecopier: (704) 386 6434
Electronic Mail: Kay.p.ostwalt@bankofamerica.com

Bank of America
Commercial Real Estate Loan Admin. Services
Atlanta, GA 30808
Routing No. 026009593
Credit Real Estate Account No. 1366211723000
Ref: Tanger Properties - 292733

Other Notices as Administrative Agent:
Bank of America, N.A.
Commercial Real Estate Banking
100 North Tryon St.
NC1-007-11-15
Charlotte, North Carolina  28255
Attention: Kay Ostwalt
Telephone: (704) 386 7296
Telecopier: (704) 386 6434
Electronic Mail: Kay.p.ostwalt@bankofamerica.com

SCHEDULE 10.06

PROCESSING AND RECORDATION FEES

The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $3,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $3,500 plus the amount set forth below:

Transaction	Assignment Fee

First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-
Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

[CONFIRM WHETHER THIS SCHEDULE APPLIES]

EXHIBIT A

FORM OF LOAN NOTICE

Date:  ___________, _____

To:           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of June 10, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), by and among Tanger Properties Limited Partnership (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

A Borrowing of Loans	A conversion or continuation of Loans

1.           On                                                                 (a Business Day).

2.           In the amount of $                                                      .

3.           Comprised of                                                                .
[Type of Loan requested]

4.           For Eurodollar Rate Loans:  with an Interest Period of                                                                                                 months.

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

TANGER PROPERTIES LIMITED PARTNERSHIP,
   a North Carolina limited partnership

By:  Tanger GP Trust, its sole general partner

By:  ________________________________
Name:  ______________________
Title:  _______________________

Form of Committed Loan Notice

EXHIBIT B

INTENTIONALLY OMITTED

EXHIBIT C

FORM OF NOTE

(Re: Term Loan Credit Agreement dated June 10, 2008)

June 10, 2008

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Term Loan Credit Agreement, dated as of June 10, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), by and among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

TANGER PROPERTIES LIMITED PARTNERSHIP,
   a North Carolina limited partnership

By:  Tanger GP Trust, its sole general partner

By:  ________________________________
Name:  ______________________
Title:  _______________________

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT D

FORM OF OFFICER’S CERTIFICATE

FORM OF
OFFICER’S COMPLIANCE CERTIFICATE

Financial Statement Date:  __________________
[or, to the extent this certificate is being delivered
 in connection with a borrowing pursuant to the
requirements of Section 4.02 of the Credit
Agreement, “As of ________ ___, 20____”]

Reference is made to that certain Term Loan Credit Agreement dated as of June 10, 2008 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among Tanger Properties Limited Partnership, a North Carolina limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the __________________ of Tanger Factory Outlet Centers, Inc., a North Carolina corporation (the “Parent”), and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Parent and the] Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Parent and the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Parent and the Borrower and their Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and the Borrower during the accounting period covered by such financial statements.

3.           A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it (including all of the covenants set forth in Articles VI and VII), and no Default or Event of Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4.           The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.           Attached hereto as Schedule 1 are calculations demonstrating compliance with the financial covenants contained in Section 7.11 [or, to the extent this certificate is being delivered in connection with a borrowing pursuant to the requirements of Section 4.02 of the Credit Agreement, “Sections 7.11(a), (b), (c), (e), (h), (i), (j), (k), (l), (m) and (n)”] of the Credit Agreement as of the end of the fiscal period [or , to the extent this certificate is being delivered in connection with a borrowing pursuant to the requirements of Section 4.02 of the Credit Agreement, “as of the date”] to which this Compliance Certificate applies.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________________, 20_____.

TANGER FACTORY OUTLET CENTERS, INC.

By:  _________________________________
Name:  Frank C. Marchisello, Jr.
Title:  Chief Financial Officer

Form of Compliance Certificate

Schedule 1 to Officer’s Compliance Certificate

[INCLUDE DETAILED ANALYSIS REGARDING FINANCIAL COVENANT COMPLIANCE]

Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.           Assignor:                                ______________________________

2.	Assignee:	______________________________ [and is an Affiliate/Approved Fund of [identify Lender]

3.           Borrower(s):                                           See definition of “Credit Agreement” below

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
That certain Term Loan Credit Agreement dated as of June 10, 2008 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among Tanger Properties Limited Partnership, a North Carolina limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6.           Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders*	Amount of Commitment Assigned*	Percentage Assigned of Commitment[1]	CUSIP Number

_____________	$________________	$________________	______________%
_____________	$________________	$________________	______________%
_____________	$________________	$________________	______________%

[7.           Trade Date:                                __________________]2

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By: _____________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By: _____________________________
Title:
[Consented to and]3 Accepted:

BANK OF AMERICA, N.A., as
  Administrative Agent

By: _________________________________
      Title:

[Consented to:]4

By: _________________________________
      Title:

1 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[___________________]5

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.              Representations and Warranties.

1.1.              Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.              Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.              Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.              General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of North Carolina.

5 Describe Credit Agreement at option of Administrative Agent.

Form of Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

FAX ALONG WITH COMMITMENT LETTER TO: Brenda Cooper, FAX#: (704) 386-6434

I. Project Name: Tanger Factory Outlet Centers, Inc.
                            $200,000,000 Senior Unsecured Term Loan Credit Facility

II. Legal Name of Lender for Signature Page:
III. Name of Lender for any eventual tombstone:
IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information
	Credit Contact	Operations Contact	Legal Counsel
Name:
Title:
Address:

Telephone:
Facsimile:
E Mail Address
	Bid Contact	L/C Contact	Draft Documentation Contact
Name:
Title:
Address:

Telephone:
Facsimile:
E Mail Address

VII. Lender’s Fed Wire Payment Instructions
Pay to:
(Name of Lender)
	(ABA#)	(City/State)
	(Account #)	(Account Name)
(Attention)

Project Name: Tanger Factory Outlet Centers, Inc.
                    $200,000,000 Senior Unsecured Term Loan Credit Facility

VIII. Lender’s Standby L/C Fed Wire Payment Instructions (if applicable):
Pay to:
(Name of Lender)
	(ABA#)	(City/State)
	(Account #)	(Account Name)
(Attention)

IX. Organizational Structure:
Foreign Br., organized under which laws, etc.
Lender’s Tax ID:

Tax withholding Form Attached (For Foreign Buyers)
[___]	Form W-9
[___]	Form W-8
[___]	Form 4224 effective: ____________________
[___]	Form 1001
[___]	W/Hold _________% Effective ________________
[___]	Form 4224 on file with Bank of America from previous current years transaction ___________________
X. Bank of America Payment Instructions:

Servicing Site:	Atlanta, GA
Pay to:
Bank of America’s Wiring Instructions for Credit Services Atlanta:

Bank of America, N.A.                                                                             Attention: Brenda Cooper
Real Estate Loan Administration Services                                                                             Phone: (704) 386-8872
Routing Number 0260-0959-3 (Wire Acct)                                                                             Fax: (704) 386-6434
Atlanta, GA 30308
To Credit Real Estate Account No:  1366211723000
Obligor No. 334311875

XI. Name of Authorized Officer
XI. Name of Authorized Officer:
Name:
Signature:
Date:

Form of Assignment and Assumption

EXHIBIT F

FORM OF GUARANTY

CONTINUING GUARANTY
[Re: 2008 Term Loan Credit Agreement]

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina limited partnership (the “Borrower”) by BANK OF AMERICA, N.A., in its capacity as the Administrative Agent under the Credit Agreement referenced herein (in such capacity and together with its successors and assigns as permitted under the Credit Agreement, the “Agent”) and the Lenders, as such term is defined in that certain Term Loan Credit Agreement dated as of June 10, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement) among the Borrower, the Agent, such Lenders, Banc of America Securities LLC and Wells Fargo Bank, National Association, as Joint Lead Arrangers and Joint Book Managers, and Wells Fargo Bank, National Association, as Syndication Agent, the undersigned Guarantor (whether one or more the “Guarantor”, and if more than one jointly and severally) hereby furnishes to the Agent, for the benefit of the Agent and Lenders, its guaranty of the Guaranteed Obligations (as hereinafter defined) as follows:

1.           Guaranty.  The Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrower to the Agent and/or Lenders (collectively, the Agent and Lenders shall be referred to herein as the “Secured Parties”) arising under the Credit Agreement, the Loan Documents, Sections 2, 10 and 17 of this Guaranty, any other instruments, agreements or other documents of any kind or nature now or hereafter executed in connection with the Credit Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, reasonable attorneys’ fees and expenses incurred by the Agent in connection with the collection or enforcement thereof) and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor or the Borrower under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”).  The Agent’s and/or Lenders’ books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and absent manifest error shall be binding upon the Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.  This Guaranty shall not be affected by the regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing except the defense of payment.  Anything contained herein to the contrary notwithstanding, the obligations of the Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law.

2.           No Setoff or Deductions; Taxes; Payments.  The Guarantor represents and warrants that it is organized and resident in the United States of America.  The Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Guarantor is compelled by law to make such deduction or withholding.  If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the respective Secured Parties) is imposed upon the Guarantor with respect to any amount payable by it hereunder, the Guarantor will pay to the Agent (for the benefit of the Secured Parties), on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable the Agent (on behalf of the Secured Parties) to receive the same net amount which the Agent would have received on such due date had no such obligation been imposed upon the Guarantor.  The Guarantor will deliver promptly to the Agent (for the benefit of the Secured Parties) certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Guarantor hereunder.

3.           Rights of Secured Parties.  The Guarantor consents and agrees that the Agent (for the benefit of the Secured Parties) and/or Secured Parties (as applicable) may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties, in their sole discretion (and subject to the terms of the Loan Documents) may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

4.           Certain Waivers.  The Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Agent’s or any other Secured Party’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Agent or any other Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations, including but not limited to the benefits of N.C. General Statutes §§ 26-7 through 26-9 inclusive, as amended, or any similar statute.

5.           Obligations Independent.  The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

6.           Subrogation.  The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of the Lenders or facilities provided by the Lenders with respect to the Guaranteed Obligations are terminated.  If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Agent (for the benefit of the Secured Parties) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

7.           Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and any commitments of the Lender or facilities provided by the Lender with respect to the Guaranteed Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Guarantor is made, or any Secured Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Agent (for the benefit of the Secured Parties) is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of the Guarantor under this paragraph shall be revived and this Guaranty reinstated in the event that this Guaranty is terminated prior to the occurrence of the events giving rise to the Guarantor’s obligations under this paragraph.

8.           Subordination.  The Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Guarantor as subrogee of any Secured Party or resulting from the Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations.  If the Agent (for the benefit of the Secured Parties) so requests, any such obligation or indebtedness of the Borrower to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Agent (for the benefit of the Secured Parties) and the proceeds thereof shall be paid over to the Agent (for the benefit of the Secured Parties) on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.

9.           Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Guarantor or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Agent.

10.           Expenses.  The Guarantor shall pay on demand all non-reimbursed out-of-pocket expenses of the Agent (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the Agent’s or the other Secured Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Agent or other Secured Parties in any proceeding any Debtor Relief Laws.

11.           Miscellaneous.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Agent (for the benefit of the Secured Parties) and the Guarantor.  No failure by the Agent to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.  Unless otherwise agreed by the Agent (for the benefit of the Secured Parties) and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of any Secured Party or any term or provision thereof.

12.           Condition of Borrower.  The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Guarantor requires, and that the Secured Parties have no duty, and the Guarantor is not relying on any Secured Party to, at any time, disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the guarantor waiving any duty on the part of any Secured Party to disclose such information and any defense relating to the failure to provide the same).

13.           Setoff.  If and to the extent any payment is not made when due hereunder, or within any applicable grace period, the Agent (for the benefit of the Secured Parties) may setoff and charge from time to time any amount so due against any or all of the Guarantor’s accounts or deposits with the Agent.

14.           Representations and Warranties.  The Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.

15.           Additional Representations, Warranties and Covenants of Guarantor.  Guarantor hereby acknowledges, agrees and confirms that, by its execution hereof, Guarantor will be deemed to be a Loan Party under the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement.  Guarantor further agrees to be bound by, all of the terms, provisions and conditions contained in herein and in the Credit Agreement applicable to a Guarantor.

16.           New Guarantors.  Additional Persons (each such Person being referred to herein as a “New Guarantor”) may, from time to time, become parties hereto (and thereby become a “Guarantor”) pursuant to the terms and conditions set forth in Section 6.12 of the Credit Agreement through the execution of a counterpart signature page hereto.  Each such New Guarantor hereby acknowledges, agrees and confirms that, by its execution of such counterpart, the New Guarantor will be deemed to be a Loan Party under the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of the Guarantor hereunder as if it had executed this Agreement as of the Closing Date.  Further, each such New Guarantor hereby ratifies, as of the date of its execution of a counterpart signature page hereto, and agrees to be bound by, all of the terms, provisions and conditions contained in herein and in the Credit Agreement applicable to a Guarantor.  The obligations of each such New Guarantor hereunder and under the Credit Agreement will be joint and several with each other Person qualifying as a Guarantor hereunder.

17.           Indemnification and Survival.  Without limitation on any other obligations of the Guarantor or remedies of the Agent (for the benefit of the Secured Parties) under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Secured Parties from and against, and shall pay on demand, any and all reasonable damages, losses, liabilities and expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) that may be suffered or incurred by the Secured Parties in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms.

18.           GOVERNING LAW; Assignment; Jurisdiction; Notices.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NORTH CAROLINA. This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Secured Parties and their successors and assigns and the Lenders may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part.  The Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in Charlotte, North Carolina in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith.  Service of process by the Agent in connection with such action or proceeding shall be binding on the Guarantor if sent to the Guarantor by registered or certified mail at its address specified below or such other address as from time to time notified by the Guarantor.  The Guarantor agrees that the Agent may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in the Agent’s possession concerning the Guarantor, this Guaranty and any security for this Guaranty, provided, that the Agent shall require any such recipient to agree in writing to maintain the confidentiality of such information.  All notices and other communications to the Guarantor under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service to the Guarantor at the address of the Borrower set forth in Schedule 10.02 to the Credit Agreement or at such other address in the United States as may be specified by the Guarantor in a written notice delivered to the Agent at the address of the Agent set forth in Schedule 10.02 to the Credit Agreement or at such other address in the United States as the Agent may designate for such purpose from time to time in a written notice to the Guarantor.

19.           WAIVER OF JURY TRIAL; FINAL AGREEMENT.  TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE GUARANTOR AND THE AGENT EACH IRREVOCABLY WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE GUARANTEED OBLIGATIONS.  THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[remainder of page left intentionally blank – signature page(s) to follow]

Form of Guaranty

Executed this 10th day of June, 2008.

TANGER FACTORY OUTLET CENTERS, INC.

By:  ______________________________
Name:  __________________________
Title:  ___________________________

Form of Guaranty

[ADDITIONAL GUARANTORS]

[PLEASE PROVIDE LIST OF ADDITIONAL GUARANTORS AND RESPECTIVE SIGNATURE BLOCKS]

Form of Guaranty

ACCEPTED AND AGREED:

BANK OF AMERICA, N.A.,
as Agent for the Secured Parties

By:  ________________________
Name:  ______________________
Title:  _______________________

Form of Guaranty

EXHIBIT G

OPINION MATTERS

The matters contained in the following Sections of the Credit Agreement should be covered by the legal opinion:

•	Section 5.01(a), (b) and (c)

•	Section 5.02

•	Section 5.03

•	Section 5.04

•	Section 5.06

•	Section 5.14(b)

Opinion Matters